Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports First Quarter 2011 Results
DALLAS (May 16, 2011) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2011. TCI announced today that the Company reported a net loss applicable to common shares of $12.2 million or $1.49 per diluted earnings per share, as compared to a net loss applicable to common shares of $10.5 million or $1.30 per diluted earnings per share for the same period ended 2010.
Rental and other property revenues were $31.3 million for the three months ended March 31, 2011. This represents a decrease of $1.3 million, as compared to the prior period revenues of $32.6 million. The change, by segment, is a decrease in the commercial portfolio of $2.2 million, a decrease in the land and other portfolios of $0.1 million, offset by an increase in the apartment portfolio of $1.0 million. Within the apartment portfolio, the developed apartments had an increase of $0.5 million and the same properties had an increase of $0.5 million. Within the commercial portfolio, the same property portfolio decreased by $2.2 million due to an increase in vacancy, which we attribute to the current state of the economy. We have directed our efforts to apartment development and put some additional land projects on hold until the economic conditions turn around. We are also continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.
Mortgage and loan interest was $14.2 million for the three months ended March 31, 2011. This represents a decrease of $1.3 million, as compared to the prior period interest expense of $15.5 million. This change, by segment is a decrease in the commercial portfolio of $0.6 million, a decrease in the apartment portfolio of $0.4 million and a decrease in the other portfolio of $0.6 million, offset by an increase in the land portfolio of $0.3 million. The commercial portfolio experienced a reduction in interest expense due to a matured loan that is being negotiated at a lower interest rate. The decrease in the apartment portfolio is primarily due to loans that were refinanced in 2010 at a lower interest rate. The decrease in the other portfolio is due to a decrease in interest expense on loan amounts due to our advisor.
Provision for impairment was $6.1 million for the three months ended March 31, 2011. Impairment was recorded as an additional loss of $0.9 million in the commercial properties we currently hold and $5.2 million in the apartments we currently hold.
Gain on land sales increased for the three months ended March 31, 2011 as compared to the prior period. In the current period we sold 191.99 acres of land in 10 separate transactions for an aggregate sales price of $42.8 million and recorded a gain of $0.8 million. In the prior period, we sold 0.275 acres of land in one transaction for an aggregate sales price of $8,984 and recorded a gain of $6,470.
Included in discontinued operations are a total of two and 15 properties for 2011 and 2010, respectively. The gain on sale of the properties is also included in discontinued operations for those years.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except share
	and per share amounts)
Revenues:
Rental and other property revenues (including $372 and $858 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	$31,335	$32,651

Expenses:
Property operating expenses (including $349 and $452 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	17,769	18,581
Depreciation and amortization	6,622	6,416
General and administrative (including $842 and $891 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	2,155	1,826
Provision on impairment of notes receivable and real estate assets	6,059	—
Advisory fee to affiliate	2,620	3,097

Total operating expenses	35,225	29,920

Operating income (loss)	(3,890)	2,731

Other income (expense):
Interest income (including $317 and $653 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	426	859
Other income	1,467	664
Mortgage and loan interest (including $298 and $839 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	(14,246)	(15,531)
Earnings from unconsolidated subsidiaries and investees	(61)	(60)

Total other expenses	(12,414)	(14,068)

Loss before gain on land sales, non-controlling interest, and tax	(16,304)	(11,337)
Gain on land sales	796	6

Loss from continuing operations before tax	(15,508)	(11,331)
Income tax benefit	1,211	495

Net loss from continuing operations	(14,297)	(10,836)

Discontinued operations:
Income (loss) from discontinued operations	(217)	1,277
Gain on sale of real estate from discontinued operations	3,677	—
Income tax expense from discontinued operations	(1,211)	(447)

Net income from discontinued operations	2,249	830
Net loss	(12,048)	(10,006)
Net (income) loss attributable to non-controlling interest	85	(273)

Net loss attributable to Transcontinental Realty Investors, Inc.	(11,963)	(10,279)
Preferred dividend requirement	(274)	(262)

Net loss applicable to common shares	$(12,237)	$(10,541)

Earnings per share — basic
Loss from continuing operations	$(1.76)	$(1.40)
Income from discontinued operations	0.27	0.10

Net loss applicable to common shares	$(1.49)	$(1.30)

Earnings per share — diluted
Loss from continuing operations	$(176)	$(1.40)
Income from discontinued operations	0.27	0.10

Net loss applicable to common shares	$(1.49)	$(1.30)

Weighted average common share used in computing earnings per share	8,240,136	8,113,669
Weighted average common share used in computing diluted earnings per share	8,240,136	8,113,669

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(14,212)	$(11,109)
Income from discontinued operations	2,249	830

Net loss	$(11,963)	$(10,279)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2011	2010
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,012,213	$1,074,635
Real estate subject to sales contracts at cost, net of depreciation ($65,676 for 2011 and $58,579 for 2010)	258,347	232,495
Less accumulated depreciation	(94,873)	(94,016)

Total real estate	1,175,687	1,213,114
Notes and interest receivable
Performing (including $60,381 in 2011 and $66.011 in 2010 from affiliates and related parties)	64,786	71,766
Less allowance for estimated losses (including $3,061 in 2011 and 2010 from affiliates and related parties)	(4,741)	(4,741)

Total notes and interest receivable	60,045	67,025
Cash and cash equivalents	6,687	11,259
Investments in unconsolidated subsidiaries and investees	7,842	8,146
Other assets	73,532	85,217

Total assets	$1,323,793	$1,384,761

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$780,270	$831,322
Notes related to subject to sales contracts	214,550	190,693
Affiliate payables	33,032	47,261
Deferred revenue (from sales to related parties)	87,000	89,132
Accounts payable and other liabilities (including $1,694 in 2011 and $1,466 in 2010 from affiliates and related parties)	40,792	49,196

	1,155,644	1,207,604
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2011 and 2010 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2011 and 2010 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 and 8,113,669 for 2011 and 2010 and outstanding 8,413,469 and 8,113,469 for 2011 and 2010	84	81
Treasury stock at cost; 200 shares in 2011 and 2010	(2)	(2)
Paid-in capital	264,072	261,072
Retained earnings	(113,877)	(101,914)

Total Transcontinental Realty Investors, Inc. shareholders’ equity	150,278	159,238
Non-controlling interest	17,871	17,919

Total equity	168,149	177,157

Total liabilities and equity	$1,323,793	$1,384,761

The accompanying notes are an integral part of these consolidated financial statements.